Exhibit 99.1

December 22, 2017 FOR IMMEDIATE RELEASE Investor Contact: Mark Warren (205) 298-3220 Media Contact: David Donaldson (205) 298-3220

VULCAN MATERIALS REACHES AGREEMENT WITH U.S. DEPARTMENT OF

JUSTICE, CLEARS PATH FOR ACQUISITION OF AGGREGATES USA

Birmingham, Alabama – December 22, 2017 — Vulcan Materials Company (NYSE: VMC) (“Vulcan” or “the Company”), the nation’s largest producer of construction aggregates, today announced that it has reached an agreement with the Department of Justice (“DOJ”) that will allow the Company to complete its proposed acquisition of Aggregates USA, LLC. In connection with this agreement, the DOJ has terminated the waiting period applicable to the acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The agreement with the DOJ is subject to final approval by the federal court in the District of Columbia, but the parties are free to close their acquisition pending the approval.

“We appreciate the Department of Justice’s thorough review and approval, and are pleased with this outcome,” said Vulcan’s Chairman and Chief Executive Officer Tom Hill. “We look forward to closing our acquisition of Aggregates USA, LLC, which will give Vulcan access to high quality, strategic assets in key southeastern U.S. markets.”

Under the terms of the agreement with the DOJ, Vulcan will divest Aggregates USA’s Tennessee assets and an aggregates quarry in Abingdon, VA. Vulcan will retain all of the Aggregates USA assets in Georgia, Florida and South Carolina. The Company also announced that it has entered into a definitive agreement with Blue Water Industries LLC (“Blue Water”), under which Blue Water will acquire the required divestitures in Tennessee and Abingdon, VA for $290 million. Vulcan’s transaction with Blue Water, and its acquisition of Aggregates USA, are expected to close on December 29, 2017.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Statements that are not historical fact, including statements about Vulcan’s beliefs and expectations, are forward-looking statements. Important factors that could cause our actual results to be materially different from our expectations include, among others, (i) the risk that the acquisition does not close or that there are changes in the anticipated timing for closing the acquisition, (ii) business disruption during the pendency of or following the acquisition, including diversion of management time, (iii) the risk that Vulcan is unsuccessful in implementing its strategy and business plan, (iv) the risk that Vulcan is unable to react to and address key business and regulatory issues, and (v) other risks, assumptions and uncertainties detailed from time to time in Vulcan’s SEC reports, including Vulcan’s latest Annual Report on Form 10-K for the year ended December 31, 2016. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. There can be no assurance that the acquisition described above will be consummated. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to update such statements except as required by law.

About Vulcan Materials

Vulcan Materials Company, a member of the S&P 500 index with headquarters in Birmingham, Alabama, is the nation’s largest producer of construction aggregates—primarily crushed stone, sand and gravel—and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

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